Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
Ken_Gosnell@campbells.com	Thomas_Hushen@campbells.com

CAMPBELL COMPLETES SALE OF ARNOTT’S AND CERTAIN OF CAMPBELL’S INTERNATIONAL OPERATIONS TO KKR FOR APPROXIMATELY $2.2 BILLION

Total Net Proceeds of Approximately $3 Billion from Divestitures of Campbell International and Campbell Fresh

CAMDEN, N.J., Dec. 23, 2019—Campbell Soup Company (NYSE: CPB) announced today that it has completed the sale of Arnott’s and certain of Campbell’s International operations to KKR (NYSE: KKR) for approximately $2.2 billion in cash, subject to customary adjustments. With this transaction, Campbell has now completed the sale of its entire Campbell International division, including Kelsen Group, for an aggregate price of approximately $2.5 billion.

Acquired by Campbell in 1997, Arnott’s regional headquarters are based in Sydney with operations in Western Sydney, Brisbane, Adelaide and Bekasi, Indonesia. Campbell’s International operations include Campbell’s simple meals businesses in Australia, Malaysia, Hong Kong and Japan, and manufacturing in Australia and Malaysia.

Under the terms of the agreement, Campbell and KKR have entered into a long-term licensing arrangement for the exclusive rights to use certain Campbell brands, including Campbell's, Swanson, V8, Prego, Chunky and Campbell's Real Stock, in Australia, New Zealand, Malaysia and other select markets in Asia, Europe, the Middle East and Africa.

This concludes the divestiture process that Campbell announced in August 2018. In total, the company divested the Campbell International and Campbell Fresh divisions and also sold its European Chips business. Campbell is now focused on its two core North American businesses: Snacks and Meals & Beverages. Campbell has used and will continue to use the aggregate net proceeds of approximately $3 billion from the divestitures to reduce debt.

About Campbell Soup Company

Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the FTSE4Good Index. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo.

About KKR

KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements

This release contains "forward-looking statements" that reflect Campbell’s current expectations about the impact of its future plans and performance on Campbell’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause Campbell’s actual results to vary materially from those anticipated or expressed in any forward-looking statement are described in Campbell’s most recent Form 10-K and subsequent Securities and Exchange Commission filings, and include the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; and Campbell’s indebtedness and ability to pay such indebtedness. Campbell disclaims any obligation or intent to update the forward-looking statements to reflect events or circumstances after the date of this release.

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